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FORM 8-K-A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   March 20, 2012 amendment date March 28, 2012

Bison Instruments, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-27297	E41-0947661
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7725 Vasserman Trail, Chanhassen, MN	55317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      952-938-1055

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 4.01 Change in Registrant’s Certifying Accountant

On November 17, 2011, Michael J. Larsen, CPA (“Larsen”), was engaged as the independent registered public accountant for Bison Instruments, Inc. (“Bison”).  The decision to engage Larsen was approved by the Audit Committee of the Board of Directors on November 17, 2011.  During the two most recent fiscal years ended October 31, 2011 and 2010, and through to the date of engagement, neither Bison or anyone on its behalf consulted with Larsen, regarding either:

(i)  the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Bison’s financial statements and neither a written report was provided to Bison nor oral advice was provided that Larsen concluded was an important factor considered by Bison in reaching a decision as to the accounting, auditing or financial reporting issue; or

(ii) any matter that was either the subject of a disagreement or a reportable event.

On March 14, 2012, Larsen resigned as Bison’s independent registered public accountant.  Larsen was engaged to audit the financial statements for the fiscal years ended October 31, 2011 and October 31, 2010, however Larsen did not audit the financial statements for these two fiscal periods, or review the interim financial statements for the period ended January 31, 2012, nor did he issue any reports related to Bison’s financial statements.  As such, Larsen did not issue any reports which contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The Audit Committee of the Board of Directors approved the resignation of Larsen on March 14, 2012. During the two most fiscal years and the subsequent interim period preceding March 14, 2012, there were no “reportable events” with respect to Bison as that term is defined in Item 304(a)(1)(v) of Regulation S-K.  Also, there were no disagreements on any matter of accounting principles or practices, or financial statement disclosure, however, there was a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K) between Bison and Larsen on a matter of Larsen’s auditing procedures during the two fiscal years ended October 31, 2011 and 2010 and the subsequent interim period preceding the date of resignation that Bison disagrees with.  On March 14, 2012 Larsen advised Bison that he no longer wished to continue as Bison’s independent registered public accounting firm as he had received evidence on March 14, 2012 that “the Company had interfered with (his) confirmation procedures”. Bison disagrees with Larsen’s claim.

Bison provided Larsen with the requested confirmations and contact names between January 17 and 24, 2012.  On February 3, 2012 Bison contacted Larsen about the status of the audit.  At that time the company had already missed the required SEC filing due date of January 30, 2012 and was quickly approaching the SEC’s Grace Period filing due date of February 14, 2012.  Larsen’s response on February 7, 2012 was that he did not anticipate to have his audit complete as he had yet to receive most of the confirmations.  Furthermore he stated that his confirmation procedures had been hampered by company interference.  As Larsen did not provide any written details of the interference to Bison, the company assumed that Larsen was referring to minor issues with the confirmations.  Bison viewed these issues as minor clerical errors and not as interference with Larsen’s auditing scope or procedure.

As Bison had already been delinquent with meeting two earlier SEC reporting dates and was becoming very concerned about missing FINRA’s NASD Rule 6530 Grace Period expiry date of   March 16, 2012; Bison asked Larsen on March 14, 2012 to consider issuing a Disclaimer of Opinion to the financial statements so that the Form 10-K could be filed as complete before the FINRA’s expiry date of March 16, 2012.  Larsen subsequently resigned on March 14, 2012 stating that he had just received evidence that the company had interfered with his confirmation procedures.  Once again Larsen provided no details to Bison of the interference.

Throughout this process Bison repeatedly tried to follow up with Larsen on the progress of his audits and outstanding confirmations.  Bison became very frustrated with Larsen’s apparent lack of concern about completing the audits and with meeting the SEC reporting dates.  In Bison’s view Larsen began the confirmation process late, did not follow up on a timely basis, was uncooperative and appeared not to be concerned about the company’s SEC reporting due dates.

Bison provided a copy of the foregoing disclosures to Larsen prior to filing this report and Bison requested that Larsen furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not he agrees with the statements made in this report Item 4.01.  A copy of Larsen’s letter furnished in response to that request is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
16.1	Letter of Michael J. Larsen, Certified Public Accountant, dated March 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bison Instruments, Inc. (Registrant)

Date: March 28, 2012	By:	/s/ Fred E. Ross
Fred E. Ross Chief Executive Officer